EXHIBIT 10.2

PROMISSORY NOTE

(Term Note # 60071)

$6,097,776.21	March 15, 2011
Tulsa, Oklahoma

FOR VALUE RECEIVED, GREYSTONE MANUFACTURING, L.L.C., an Oklahoma limited liability company ("Borrower") hereby promises to pay to the order of THE F&M BANK & TRUST COMPANY, a state banking corporation (the "Bank"), at the Bank's principal offices in Tulsa, Oklahoma, in lawful money of the United States of America, the principal sum of SIX MILLION NINETY SEVEN THOUSAND SEVEN HUNDRED SEVENTY SIX AND 21/100 DOLLARS ($6,097,776.21), in monthly installments of principal in the amount of $72,592.57 each, due on the 13th day of each calendar month, commencing April 13, 2011, together with interest thereon from the date hereof on the unpaid balance of principal from time to time outstanding and on any past due interest, including accrued but unpaid interest from the Prior Term Note (as hereinafter defined), at the rate of interest hereinafter specified, which interest is due and payable as it accrues on the same day monthly principal installments are due and payable, commencing April 13, 2011, and at final maturity on March 13, 2014,

The unpaid principal amount hereof shall accrue interest at a variable per annum rate equal from day to day to the Bank's Base Rate (as herein defined), but in no event shall this Note accrue interest at a per annum contract rate (not Default Rate) less than four and one-half percentage points (4.50%) per annum or greater than the maximum rate allowable by applicable law. Any change in the Base Rate shall be effective with respect to this Note as of the date upon which any change in such rate of interest shall occur. Interest shall be computed on the basis of a year of 360 days but assessed for the actual number of days elapsed.

As used herein. "Base Rate" means a variable annual rate of interest established from time to time by the Bank and announced from time to time by the Bank and/or published on its website as the "F&M Prime Rate." The Base Rate may be adjusted throughout the term of the loan or loans governed or evidenced hereby, and any change in the Base Rate due to a change in such announced and/or published rate shall be effective on the day of the announced changed in such Base Rate. Such rate shall not necessarily be the Bank's "best" or lowest rate and the Bank may make loans from time to time based or priced on other rates or indices. Should the Base Rate become unavailable during the term of the loans evidenced by the Note(s) or should the Bank otherwise cease to publish or announce a prime rate, or should it be merged, consolidated, liquidated or dissolved in such a manner that it loses its separate corporate or banking identity, then the Base Rate shall be a substitute index selected and designated by the Bank and concerning which the Borrower is notified by the Bank.

This Note is an extension, increase and modification of the Term Note referred to in that certain Loan Agreement dated as of March 4, 2005, between and among, inter alia, Borrower, Glog Investment, L.L.C. and the Bank, as amended from time to time (as the same may be hereafter amended, restated, supplemented or otherwise modified from time to time, collectively the "Loan Agreement"). Capitalized terms used in this Note but not defined herein shall have the respective meanings assigned to them in the Loan Agreement.

This Note is a consolidation, extension and modification of the Notes issued pursuant to the Loan Agreement and is entitled to the benefits provided for in the Loan Agreement, the Loan Documents and the Security Agreement securing this Notes to the fullest extent permitted by applicable law and the security interests granted in such Security Agreement and other applicable Loan Documents between, inter alia, Borrower, as debtor, and the Bank, as secured party, are hereby granted, regranted, ratified, confirmed and continued in full force and effect for all purposes by Borrower in favor of the Bank in all respects as if fully restated herein verbatim.

The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for the voluntary prepayment hereof upon the terms and conditions specified therein, cross default and collateralization with the GLOG Note therein described and defined (as each or either thereof may have been or hereafter be extended, renewed, rearranged, replaced, substituted, consolidated or otherwise modified from time to time) and other terms, provisions, conditions and limitations relevant to this Note, including without limitation, application of the Default Rate.

Upon the occurrence of any Event of Default under the Loan Agreement, the Security Agreement or any of the other Loan Documents, the Bank shall have the right, immediately and without further action by it, to set off against this Note and the other Notes all money owed by the Bank in any capacity to the Borrower or any other person who is or might be liable for payment hereof, whether or not due, and also to set off against all other liabilities of the Borrower to the Bank all money owed by the Bank in any capacity to the Borrower; and the Bank shall be deemed to have exercised such right of set off and to have made a charge against such money immediately upon the occurrence of such Event of Default even though such charge is made or entered into the books of Bank subsequently thereto.

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings or this Note be placed in the hands of attorneys for collection after default, the Borrower agrees to pay hereunder, in addition to the principal and interest due and payable hereon, reasonable attorneys' fees, court costs and other collection expenses incurred by the holder hereof.

The Borrower hereby waives presentment for payment, demand, notice of nonpayment, protest and notice of protest with respect to any payment hereunder and agrees to any extension of time with respect to any payment due hereunder, to any substitution or release of the security or collateral described in the Loan Agreement or the Security Instruments and to the addition or release of any party liable hereunder. No delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of such rights.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OKLAHOMA. THIS NOTE IS CROSS DEFAULTED AND CROSS COLLATERALIZED WITH THE OTHER NOTES ISSUED FROM TIME TO TIME BY THE BORROWER TO THE BANK AND/OR PURSUANT TO THE LOAN AGREEMENT.

This Note is a consolidation, extension, increase and modification of (i) that certain term note #60071 from Borrower payable to the order of the Bank and dated October 15, 2010, in the original principal amount of $4,650,625.58 (the "Prior Term Note") and (ii) that certain revolving note #57821 from Borrower payable to the order of the Bank and dated October 15, 2010, in the original principal amount of $1,386,000.00 (the "Prior Revolver Note") and this Note supersedes and replaces each of the Prior Term Note and the Prior Revolver Note.

The provisions of the Loan Agreement concerning jurisdiction, venue and waiver of jury trial are incorporated herein by reference and made a part hereof for all purposes to the fullest extent permitted by applicable law with the same force and effect as it fully set forth herein and repeated herein verbatim.

This Note (Term Note # 60071) is executed and delivered to the order of the Bank by the undersigned duly authorized manager of the Borrower, in Tulsa, Oklahoma, pursuant to all necessary consents, actions and approvals of the board of directors of the Borrower.

BORROWER:

GREYSTONE MANUFACTURING, L.L.C.,
an Oklahoma limited liability company

By:  /s/ Warren F. Kruger
        Warren F. Kruger, manager

Due: March 13, 2014